STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 20, 2000, by and between AUCTION-SALES.COM, INC., a Delaware Corporation and Zahid Rafiq, an individual (collectively "Seller"), and INTERNET BUSINESS'S INTERNATIONAL, INC., a Nevada Corporation ("Buyer").

                            RECITALS

A. WHEREAS, Seller owns or controls 96.62% of outstanding and treasury shares ("The Shares") of AUCTION-SALES.COM, INC., ("THE COMPANY").

B. WHEREAS, Seller desires to sell and transfer to Buyer and Buyers desires to purchase and acquire from Seller, 96.62% of the Shares of THE COMPANY, upon the terms and subject to the conditions set forth in this Agreement. Seller shall have the obligation for assembling the Exhibits and Addenda, identified below.

                     TERMS AND CONDITIONS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale. Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, the Shares upon the terms and subject to the conditions set forth in this Agreement.

2.  Purchase Price; Payment Terms.

(a) The purchase price for the Shares is that Buyer shall transfer 11,000,000 shares of Buyer's Rule 144 Stock to Seller for all of Seller's stock, as follows:

(i) 5,500,000 restricted shares will be issued to current shareholders, identified on the list at Addendum "1".

(ii) 2,500,000 restricted shares will be paid to certain creditors of THE COMPANY identified at Addendum "2." Seller represents that all of the creditors at Addendum "2," are unsecured. Seller shall procure signed consents from each creditor identified at Addendum"2," confirming agreement to accept restricted shares in proportion to their claims within 60 days of closing. Failure to procure signed consents will justify rescission of this Agreement at the option of Buyer, such that each party shall restore to the other the consideration which each placed into this Agreement.

(iii)  3,000,000 restricted shares of the
purchase price will be paid to outside consultants for work performed for facilitating the transaction.

(b) Earn out for the "Seller": The Seller shall be paid up to an additional $3,000,000 (Three Million Dollars) based upon earnings over the next 3 years through additional rule 144 stock. The earn out will be based on a 10% growth per year over the previous years revenue. The $3,000,000 will be distributed equally over the subsequent 3 year i.e. $1,000,000 per year, and can be cumulative. This earn out is further defined as follows:

(i) The initial base Year ends on 9-30-00. The subsequent year base will be the previous revenue

(ii) The stock will be issued per quarter upon reaching the Goal per quarter for that portion of the annualized growth of 10% over the previous year.

(c) Buyer may invest up to $2,000,000 to THE COMPANY, at a Rate not to exceed $500,000 per quarter, based on performance on THE COMPANY as a function of gross revenues and based on a budget, which is pre-approved by Buyer.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

3.1 Authority. Seller has the right; power and authority to enter into this Agreement and to perform all obligations' required to be performed by it hereunder. THE COMPANY has the full power to transfer the Shares to Buyer without obtaining the consent or approval of any other person or governmental authority.

3.2 Title to Shares. Seller is the owner, beneficially and of record, of all the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions.

3.3 Organization. AUCTION-SALES.COM.,INC., is a corporation dully organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it. Exhibit "A" contains the Articles of Incorporation, Bylaws, Minutes and Stock Book of THE COMPANY.

3.4 Authorization. This Agreement and all other agreements and documents executed and delivered by Seller constitute valid and legally binding obligations of Seller enforceable in accordance with their respective terms, subject to laws of general application relation to bankruptcy, insolvency and the relief of debtors and subject to availability of equitable remedies.

3.5  Capitalization.  The authorized capital stock of THE
COMPANY consists of shares of Common Stock, of which 100% of said shares are held in THE COMPANY'S treasury or are issued to and in possession of Zahid Rafiq, or to the persons identified in Addendum "1." All of the outstanding shares are validly issued, and paid, and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreement or commitments obligating THE COMPANY to issue or to transfer from treasury any additional shares of its capital stock of any class.

3.6 Financials. Exhibit "B," to this Agreement contains the federal tax returns for THE COMPANY for the years 1997 through 1999. To the best of Seller's knowledge, there are not outstanding taxes owed. Exhibit "C," to this Agreement sets forth the financial statements of THE COMPANY, including the balance sheets and statements of earnings as of September 30, 2000. The financial statements attached hereto as Exhibit "C," have been prepared in accordance with generally accepted accounting principles consistently followed by THE COMPANY throughout all periods indicated, and fairly present the financial position of THE COMPANY on the respective dates of the balance sheets included in the financial statements, and the results of its operations for the respective periods indicated. Since September 30, 2000, there has not been any change in the financial condition or operations of THE COMPANY or its business, assets, properties or prospects, except as set forth on Exhibit "D," which also contains all of the debts and liabilities of THE COMPANY.

3.7 Absence of Undisclosed Liabilities. THE COMPANY is not aware of any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the financial statements, except as set forth on Exhibit "D."

3.8 Tax Returns. Within the times and in the manner prescribed by law, THE COMPANY has filed all federal, state and local tax returns required by law and has paid all taxes, assessments, including but not limited to income and payroll taxes, and penalties. The provisions for taxes reflected in the financial statements are adequate for all federal, state, county and local taxes for the period that ended September 30, 2000, and for all prior periods, whether disputed or undisputed. There are no present disputes about taxes of any nature payable or owed by THE COMPANY.

3.9  Personal Property.  The books and records of THE
COMPANY contain a complete and accurate description and specify the location of all equipment, furniture, supplies and all other tangible personal property owned by, in the possession of, or used by THE COMPANY in connection with its business. No Personal property is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession and under the control of THE COMPANY. The tangible personal property reflected those books and records constitutes all such tangible personal property necessary for the conduct by THE COMPANY of its business as now conducted. All of the tangible personal property of THE COMPANY is in good operating condition and repair, reasonable wear and tear excepted.

3.10 Title. THE COMPANY has good and marketable title to all of its assets and interest in assets, whether real, personal, mixed, tangible or intangible, which constitute all of the assets and interest in assets that are used in the business of THE COMPANY. All of these assets are free and clear of restrictions or conditions to transfer or assignment and are free and clear of mortgages, liens, pledges, charges, encumbrances, equities and claims of third parties, except for (a) those disclosed on Exhibit "D;" and (b) the lien for current taxes not yet due and payable. Exhibit "E," to this Agreement is a schedule of all personal assets owned by THE COMPANY which are in its possession.

3.11 Accounts Receivable. All accounts receivable of THE COMPANY shown on the financial statements, and all accounts receivable of THE COMPANY created after September 30, 2000, arose from valid sales in the ordinary course of business. These amounts have been collected in full since that date as reflected in the books and records of THE COMPANY, or are collectible at their full amounts and are not subject to valid defenses, setoffs or counterclaims. THE COMPANY agrees that as of September 30, 2000, all receivables shall be the property of Buyer. Exhibit "F" contains accounts receivable.

3.12 Accounts Payable. Exhibit "G," to this Agreement is a complete and accurate list, with an accurate aging, of all trade and other accounts, notes and contract payables of THE COMPANY as of the date hereof, all which arose in the ordinary course of business and are usual and normal in amount.

3.13  Deleted

3.14 Contracts. Except as otherwise disclosed in any of the exhibits to this Agreement, THE COMPANY is not a party to, nor is its properties or assets bound by, and contract, agreement, understanding (whether written or verbal) of any nature whatsoever. There is no default or event that, with notice, lapse of time, or both, would constitute a default by any party to any agreement to which THE COMPANY is a party or by which it or its properties or assets are bound.

3.15 Employees and Employee Benefit Plans. Exhibit "h" to this Agreement is a correct and complete list of all full-time and part-time employees of THE COMPANY, together with their address, social security numbers and all current and promised salary, wage and bonus information. All of the employees of THE COMPANY are at will employees and may be terminated by THE COMPANY at any time without liability and without any obligation to pay any severance or similar benefit. There are no employment contracts, collective bargaining agreement, pension, bonus, profit-sharing, stock option or other agreement or arrangement providing for employee remuneration or benefits to which THE COMPANY is party or by which it is bound. THE COMPANY has delivered to Buyer a copy of its most current employee manual and description of all company policies and practices, including no discrimination, overtime, vacation, holiday and sick leave, if any. THE COMPANY's relationship with all of its employees is good. All unused vacation, holiday and sick leave, and any other paid time off, for all of the employees has been properly and accurately recorded in the books and records of THE COMPANY and are reflected on Exhibit "I," attached hereto. All records of THE COMPANY for each of its employees are complete and accurate. There are no arrearages nor obligations outstanding or owed to any employee, including but not limited to Zahid Rafiq.

3.16 Litigation. There is no pending, or, to Seller's knowledge, threatened suit, action, arbitration or legal administrative or other proceeding, or governmental investigation against or affecting THE COMPANY or its business, assets or financial condition. THE COMPANY is not presently engaged in any legal action to recover money due to it or damages sustained by it.

3.17 Compliance with Laws. Seller has not received notice of any violation of any applicable federal, state or local statute, law or regulation of any kind or nature whatsoever, including, without limitation, any applicable building, zoning, environmental protection, health and safety, handicap access, or other law, ordinance or regulation, affecting its properties or the operation of its business and there are not such violations. Seller has all proper and valid licenses, permits and other governmental authorities necessary to conduct business as now being conducted.

3.18 Agreement will not Cause a Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a breach of any term or provision of this Agreement (b) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of THE COMPANY or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which it is bound (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of THE COMPANY; or (d) the creation or imposition of any lien, charge, or encumbrance on any of the properties of THE COMPANY.

3.19 Corporate Records. All corporate records are in the possession of Seller and are complete and accurate in all material respects. The minute book of THE COMPANY contains complete, accurate and current copies of the Articles of Incorporation, Bylaws and all amendments thereto, and all records required to be set forth of all proceedings, consents actions and meetings of the shareholders and board of directors of THE
COMPANY.

3.20 Persons with Authority. Exhibit "J," to this Agreement contains a complete and accurate list of (a) all bank accounts of THE COMPANY and all other accounts at any financial institutions, including the names and addresses thereof and the account numbers, and the signatory or signatories thereon; (b) the names and addresses of all persons holding a power of attorney on behalf of THE COMPANY; all safe deposit boxes and the names of all persons authorized to have access thereto; and (d) the names and addresses of all persons and entities which have guaranteed any debts or obligation of THE COMPANY or with respect to whom THE COMPANY has guaranteed any debts or obligation.

3.21 Full Disclosure. None of the warranties made by Seller, whether in this Agreement of in the Exhibits or Addenda hereto, will contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements made true and accurate in all material respects. The existence of any untrue statement of a material fact, shall be grounds for rescission of this Agreement.

4.  Buyer hereby represents and warrants to Seller as follows:

4.1 Authority. Buyer has the right, power and authority to enter into this Agreement and to perform all obligations required to be performed by it hereunder.

4.2 Authorization. This Agreement and all other agreements and documents executed and delivered by Buyer constitute valid and legally binding obligations of Buyer enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to availability of equitable remedies.

5. Resignation of Officers and Directors. Concurrently with the execution of this Agreement, Seller shall obtain and deliver to Buyer resignations from all THE COMPANY's directors and officers, together with general releases by such persons of all claims that they may have, or claim to have against THE COMPANY.

6. Survival of All Warranties and Representations. All representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the closing.

7.1 Indemnification by Zahid Rafiq. Zahid Rafiq individually, hereby agrees to indemnify, defend, protect and hold Buyer, and/or its assigns, and AUCTION-SALES.COM,INC., harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that THE COMPANY or Buyer may incur or suffer, which arise, result from or relate to any fraudulent, intentional or grossly negligent breach or failure by Zahid Rafiq or Seller to perform any of the representations, warranties, covenants or agreements in this Agreement. Zahid Rafiq further agrees to indemnify and hold Buyer and/or its assigns harmless from all liabilities not disclosed to Buyer and accepted by Buyer, and specifically, Buyer will not be responsible for any back taxes owed by Zahid Rafiq or Seller to any taxing authority, federal or state.

7.2 Indemnification by Buyer. Buyer hereby agrees to indemnify, defend, protect and hold Zahid Rafiq harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that he may incur or suffer, which arise after the date of closing of this Agreement, that are not related to any fraudulent or intentional breach or failure by Zahid Rafiq or Seller to perform any of the representations, warranties, covenants or agreements in this Agreement.

8. Attorneys' Fees and Costs. Each party shall be solely responsible for the costs and fees of its own attorneys in connection with the negotiation of this Agreement. If any suit, legal proceeding, arbitration or other action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other cost incurred in such proceeding or action, in addition to any other relief to which it may be entitled.

9. Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

10. Disputes; Arbitration over Price. Any dispute arising between the parties, their agents or employees shall be submitted to arbitration before JAMS/ENDISPUTE of Orange County, California.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12. Counterparts and Facsimile Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Any party may deliver its signed counterpart of this Agreement to the other party by facsimile transmission, and such delivery shall be deemed made and completed upon receipt of such facsimile transmission by the other party. Any party delivering a signed counterpart by facsimile transmission agrees to promptly send the counterpart bearing its original signature to the other party; provided that a delay or failure to do so shall not negate the effectiveness of the delivery made by the facsimile transmission.

13. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous written or oral negotiations or agreements between them regarding the subject matter hereof. No additions, modification or amendment of or to any term or provision of this Agreement, or to this Agreement as a whole, shall be effective unless set forth in writing and signed by all the parties hereto.

14. No Interpretation Against Draftsman. Both parties have had an equal role in the preparation of this Agreement, such that there shall be no interpretation or construction of terms against the draftsman.

15. Attorneys. Seller and Buyer each acknowledge that the other is represented by counsel and neither is relying in any respect on any statements or representations of the other party's counsel.

16. Broker's Fees. Each side shall pay its own broker's and accountant's fees, if any.

WHEREFORE, the parties agree:

                                          SELLER

                                          AUCTION-SALES.COM,INC.


                                          By: /s/  Zahid Rafiq
                                          Zahid Rafiq, CEO


                                          /s/  Zahid Rafiq
                                          Zahid Rafiq, Shareholder


                                          BUYER

                                          INTERNET BUSINESS'S
                                          INTERNATIONAL, INC.


                                          By: /s/  Albert Reda
                                          Albert Reda, CEO